Exhibit 99(a)

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

x
FAMILY MEDICINE SPECIALISTS and	:
HOWARD KALNITSKY, Individually and on	:	Civil Action No. 3:04-CV-872-B (JJB)
Behalf of All Others Similarly Situated,	:
:
Plaintiffs,	:
:
vs.	:
:
ABATIX CORP., TERRY SHAVER, FRANK	:
CINATL, IV, and GARY COX,	:
:
Defendants.	:
x

STIPULATION AND AGREEMENT OF SETTLEMENT

          This Stipulation and Agreement of Settlement (the “Stipulation”) is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure. Subject to the approval of the Court, this Stipulation is entered into among Lead Plaintiffs Family Medicine Specialists, Brian De Souza, Charalambos Kyriakides, Francisco and Elsa Fernandez, and Toan Nguyen on behalf of themselves and the Class (as hereinafter defined) and Defendants Abatix Corp. (“Abatix”), Terry Shaver, Frank Cinatl, IV, and Gary Cox (the “Defendants”), by and through their respective counsel.

          WHEREAS:

          A.           Beginning on or about April 22, 2004, five class actions alleging violations of federal securities laws – Sinay v. Abatix Corp., et al., Civil Action No. 4:04-CV-297-B (the “Sinay Action”), Family Medicine Specialists, et al. v. Abatix Corp., et al., Civil Action No. 3:04-CV-0872-D (the “Family Medicine Specialists Action”), David Maione, et al. v. Abatix Corp., et al., Civil Action No. 3:04-CV-0926-D (the “Maione Action”), Vincent Teal, et al. v.

Abatix Corp., et al., Civil Action No. 3:04-CV-1002-D (the “Teal Action”), and Eve Gelman, et al. v. Abatix Corp., et al., Civil Action No. 3:04-CV-1297-D (the “Gelman Action”) – were filed in the United States District Court for the Northern District of Texas, Dallas Division (the “Court”). A related action was filed in the United District Court for the Eastern District of Texas under the caption Rankin v. Abatix Corp., Civil Action No. 04-CV-l16 (E.D. Tex.) (the “Rankin Action”);

          B.          On May 21, 2004, pursuant to plaintiff’s notice of voluntary dismissal, the Sinay Action was dismissed without prejudice;

          C.          By Order of the Court dated June 21, 2004, the remaining four actions pending in the Northern District of Texas were consolidated under the above-caption;

          D.          On June 22, 2004, Family Medicine Specialists, Brian DeSouza, Charalambos Kyriakides, Francisco and Elsa Fernandez, and Toan Nguyen (collectively, the “Family Medicine Specialists Group”), timely filed in this Court a motion seeking appointment as lead plaintiffs, and approval of the Family Medicine Specialists Group’s selection of Milberg Weiss Bershad & Schulman LLP (“Milberg Weiss”) as Lead Counsel and Kilgore & Kilgore PLLC (“Kilgore & Kilgore”) as liaison counsel;

          E.          On June 22, 2004, Robert Carver, Steve Carver, Mario Zafka, Saif Kahn, and Tuyet-Hong Nguyen (the “Carver Group”) timely filed in the Eastern District of Texas a motion seeking appointment as lead plaintiffs, and approval of the Carver Group’s selection of Kaplan, Fox & Kilsheimer, L.L.P., Nix, Patterson & Roach, L.L.P., and Pattom, Haltom, Roberts, McWilliams, & Greer as lead counsel. On June 23, 2004, the Honorable David Folsom, in the Eastern District of Texas, granted the Carver Group’s motion and appointed the Carver Group as lead plaintiff and approved its selection of lead counsel;

          F.          On July 14, 2004, Defendants filed a motion in the Eastern District of Texas seeking transfer of the Rankin Action to this Court. Judge Folsom granted defendants’ motion on December 10, 2004, and ordered the transfer of the Rankin Action to this Court;

          G.          On December 27, 2004, this Court vacated Judge Folsom’s Order dated June 23, 2004 and appointed the Family Medicine Specialists Group as Lead Plaintiffs and Milberg Weiss and Kilgore & Kilgore as Lead Counsel and Liaison Counsel, respectively;

          H.          By Order dated January 20, 2005, this Court consolidated the Rankin Action with the class actions pending in the Northern District of Texas and these actions, along with the Sinay Action, are hereinafter collectively referred to as the “Class Action”;

          I.          The Class Action Complaint dated April 26, 2004 (the “Class Action Complaint”) filed in the Family Medicine Specialists Action prior to consolidation, generally alleges, among other things, that Defendants issued false and misleading press releases regarding Abatix’s business products during the period between 5:05 p.m. Eastern Standard Time (“EST”) on April 14, 2004 and 8:24 a.m. EST on April 21, 2004, inclusive, in a scheme to artificially inflate the value of Abatix’s securities. For settlement purposes, the Class Period shall be defined as the period between 5:05 p.m. EST on April 14, 2004 and April 30, 2004, inclusive;

          J.          The Class Action Complaint further alleges that Lead Plaintiffs and other Class Members purchased the common stock of Abatix during the Class Period at prices artificially inflated as a result of the Defendants’ dissemination of materially false and misleading statements regarding Abatix in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder;

          K.          The Defendants deny any wrongdoing whatsoever and this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have asserted. The parties to this Stipulation recognize, however, that the litigation has been filed by Plaintiffs and defended by Defendants in good faith and with adequate basis in fact under Federal Rule of Civil Procedure 11, that the litigation is being voluntarily settled after advice of counsel, and that the terms of the settlement are fair, adequate and reasonable. This Stipulation shall not be construed or deemed to be a concession by any Plaintiff of any infirmity in the claims asserted in the Class Action;

          L.          Plaintiffs’ Lead Counsel have conducted an investigation relating to the claims and the underlying events and transactions alleged in the Class Action Complaint. Plaintiffs’ Lead Counsel have analyzed the evidence adduced during its investigation and have researched the applicable law with respect to the claims of Lead Plaintiffs and the Class against the Defendants and the potential defenses thereto;

          M.          Lead Plaintiffs, by their counsel, have conducted discussions and arm’s length negotiations with counsel for Defendants with respect to a compromise and settlement of the Class Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class;

          N.          A shareholder derivative action was filed in the I-162nd Judicial District in Dallas County, Texas (the “State Court”) under the caption Daniel M. Johnson v. Terry Shaver, et al., Cause No. 2004-4841 (the “Derivative Action”). In connection with the Settlement herein, a settlement was reached between the parties in the Derivative Action. The parties signed a Memorandum of Understanding dated March 30, 2005 providing for the settlement of both the Derivative Action and the Class Action;

          O.          Without in any way conceding liability or damages, Defendants have indicated that they have limited net worth and there is a substantial risk they would not be able to respond to a large monetary judgment. Plaintiffs’ Lead Counsel have conducted an investigation into Abatix’s current financial and business condition and the net worth of the Individual Defendants. Plaintiffs’ Lead Counsel have concluded that there is a substantial risk that Lead Plaintiffs would be unable to collect significantly more upon any potential jury verdict entered in this Action against the Defendants than is being made available by way of settlement;

          P.          Based upon their investigations as set forth above, Plaintiffs’ Lead Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Lead Plaintiffs and the Class, and in their best interests, and have agreed to settle the claims raised in the Class Action pursuant to the terms and provisions of this Stipulation, after considering (a) the substantial benefits that the members of the Class will receive from settlement of the Class Action, (b) the attendant risks of litigation, and (c) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation; and

          Q.          Defendants have strenuously denied, and continue strenuously to deny, each and every allegation of liability and wrongdoing made against them in the Class Action Complaint, the Class Action and the Derivative Action, and assert that the claims alleged therein are entirely without merit, that they have meritorious defenses to those claims, that their conduct has, at all times, been lawful and proper in all respects and that judgment or judgments should be entered dismissing all claims against them with prejudice. Defendants have entered into this Stipulation solely for the purpose of avoiding the continuing additional expense, inconvenience and distraction of this burdensome litigation and to avoid the risks inherent in any lawsuit, and without admitting any wrongdoing or liability whatsoever. By so doing, Defendants desire to settle, compromise and terminate with prejudice the Class Action and the Derivative Action, and to put to rest forever all claims that have or could have been asserted herein or therein that arise from or are in any way related to any acts, facts, transactions, occurrences, representations or omissions alleged in the Class Action and the Derivative Action.

          NOW THEREFORE, without any admission or concession on the part of Lead Plaintiffs of any lack of merit of the Class Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as defined below) as against the Released Parties (as defined below) and all Settled Defendants’ Claims (as defined below) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

CERTAIN DEFINITIONS

          1.          As used in this Stipulation, the following terms shall have the following meanings:

                       (a)          “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim form to the Claims Administrator.

                       (b)          “Claims Administrator” means the firm of Analytics, Incorporated. which shall administer the Settlement.

                       (c)          “Class” means, for the purposes of this Settlement only, all persons who purchased the common stock of Abatix during the period between 5:05 p.m. EST on April 14, 2004 and April 30, 2004, inclusive. Excluded from the Class are Defendants, the officers and directors of Abatix, at all relevant times, members of their immediate families and their legal representatives, heirs, successors or assigns, and any entity in which Defendants have or had a controlling interest. Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice. A member of the Class shall be referred to as a “Class Member.”

                       (d)          “Class Action” means the Family Medicine Specialists Action, the Maione Action, the Teal Action, the Gelman Action, the Rankin Action, and the Sinay Action.

                       (e)          “Class Period” means, for the purposes of this Settlement only, the period of time between 5:05 p.m. EST on April 14, 2004 and April 30, 2004, inclusive.

                       (f)          “Defendants” means Abatix and the Individual Defendants.

                       (g)          “Defendants’ Counsel” means the law firm of Fulbright & Jaworski L.L.P.

                       (h)          “Effective Date” means the date upon which the Settlement contemplated by this Stipulation shall become effective, as set forth in paragraph 23 below.

                       (i)          “Final” with respect to the Order and Final Judgment means: (a) if no appeal is filed, the expiration date of the time for filing or noticing of any appeal from the Court’s Judgment approving the Stipulation substantially in the form of Exhibit B hereto, i.e. thirty (30) days after entry of the Judgment; or (b) the date of final dismissal of any appeal from the Judgment, or the final dismissal of any proceeding on certiorari to review the Judgment; or (c) the date of final affirmance on an appeal of the Judgment, the expiration of the time to file a petition for a writ of certiorari, or the denial of a writ of certiorari to review the Judgment, and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

                       (j)          “Individual Defendants” means Terry Shaver, Frank Cinatl, IV, and Gary Cox.

                       (k)          “Net Settlement Fund” has the meaning defined in paragraph 5 hereof.

                       (1)          “Notice” means the Joint Notice of Pendency of Class Action and Derivative Action, Proposed Settlement, Motion for Attorneys’ Fees, and Settlement Fairness Hearings, which is to be sent to members of the Class and Abatix’s current shareholders, substantially in the form attached hereto as Exhibit 1 to Exhibit A.

                       (m)         “Order and Final Judgment” means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

                       (n)          “Order for Notice and Hearing” means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.

                       (o)          “Plaintiffs’ Counsel” means Plaintiffs’ Lead Counsel and all other counsel representing Class Member Plaintiffs in the Class Action.

                       (p)          “Plaintiffs’ Lead Counsel” means Milberg Weiss.

                       (q)          “Publication Notice” means the Joint Summary Notice of Pendency of Class Action and Derivative Action, Proposed Settlement and Settlement Hearings for publication substantially in the form attached as Exhibit 3 to Exhibit A.

                       (r)          “Released Parties” means any and all of the Defendants, their past or present subsidiaries, parents, successors and predecessors, officers, directors, agents, employees, stockholders, accountants, commercial bank lenders, representatives, affiliates, attorneys, insurers and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of the Defendants.

                       (s)          “Settled Claims” means any and all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether asserted individually or in a representative capacity, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class or individual in nature, including both known claims and unknown claims, (i) that have been asserted in the Class Action by the Class Members or any of them against any of the Released Parties, or (ii) that could have been asserted in any forum by the Class Members or any of them against any of the Released Parties which arise out of, relate in any way or are based upon the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Class Action Complaint or any of the other complaints filed in the Class Action and which relate to the purchase of shares of the common stock of Abatix during the Class Period.

                       (t)          “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and unknown claims, that have been or could have been asserted in the Class Action or any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Lead Plaintiffs, Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Class Action (except for claims to enforce the Settlement).

                       (u)          “Settlement” means the settlement contemplated by this Stipulation.

                       (v)          “Settlement Amount” means the amount specified in paragraph 4 hereof.

SCOPE AND EFFECT OF SETTLEMENT

          2.          The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Class Action and any and all Settled Claims as against all Released Parties and any and all Settled Defendants’ Claims.

          3.          (a)          Upon the Effective Date of this Settlement, Lead Plaintiffs and members of the Class on behalf of themselves, their heirs, executors, administrators, successors and assigns, shall, with respect to each and every Settled Claim, release and forever discharge, and shall forever be enjoined from prosecuting, any Settled Claims against any of the Released Parties.

                       (b)          Upon the Effective Date of this Settlement, each of the Defendants, on behalf of themselves and the Released Parties, shall release and forever discharge each and every of the Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims against Lead Plaintiffs, all Class Members and their counsel.

THE SETTLEMENT CONSIDERATION

          4.          By the later of (i) May 29, 2005 or (ii) two (2) business days after entry of the Order for Notice and Hearing preliminarily approving the Settlement of this Class Action, Defendants shall pay or cause to be paid $900,000 (the “Settlement Amount”) into escrow for the benefit of Plaintiffs and the Class. The Settlement Amount and any income or interest earned thereon shall be the “Gross Settlement Fund.”

          5.          (a)          The Gross Settlement Fund, net of any Taxes (as defined below) on the income thereof, shall be used to pay (i) the Notice and Administration Costs referred to in paragraph 7 hereof, (ii) the attorneys’ fee and expense award referred to in paragraph 8 hereof, and (iii) the remaining administration expenses referred to in paragraph 9 hereof. The balance of the Gross Settlement Fund after the above payments shall be the “Net Settlement Fund.” The Net Settlement Fund shall be distributed to the Authorized Claimants as provided in paragraphs 10-12 hereof. Any sums required to be held in escrow hereunder prior to the Effective Date shall be held by Milberg Weiss as Escrow Agent for the Gross Settlement Fund. All funds held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned to the persons paying the same pursuant to this Stipulation and/or further order of the Court. The Escrow Agent shall invest any funds in excess of $100,000 in short term United States Agency or Treasury Securities (or a mutual fund invested solely in such instruments), and shall collect and reinvest all interest accrued thereon. Any funds held in escrow in an amount of less than $100,000 may be held in a bank account insured by the FDIC. The parties hereto agree that the Gross Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and that the Escrow Agent, as administrator of the Gross Settlement fund within the meaning of Treasury Regulation §1.468B-2(k)(3), shall be responsible for filing tax returns for the Gross Settlement Fund and paying from the Gross Settlement Fund any Taxes owed with respect to the Gross Settlement Fund. The parties hereto agree that the Gross Settlement Fund shall be treated as a Qualified Settlement Fund from the earliest date possible, and agree to any relation-back election required to treat the Gross Settlement Fund as a Qualified Settlement Fund from the earliest date possible. Counsel for Defendants agree to provide promptly to the Escrow Agent the statement described in Treasury Regulation § 1.468B-3(e).

                       (b)          All (i) taxes on the income of the Gross Settlement Fund and (ii) reasonable expenses and costs incurred in connection with the taxation of the Gross Settlement Fund (including, without limitation, reasonable expenses of tax attorneys and accountants) (collectively “Taxes”) shall be paid out of the Gross Settlement Fund, shall be considered to be a cost of administration of the settlement and shall be timely paid by the Escrow Agent without prior Order of the Court.

ADMINISTRATION

          6.          The Claims Administrator shall administer the Settlement subject to the jurisdiction of the Court. Except as stated in paragraph 14 hereof, Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class in connection with such administration. Defendants’ Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, including providing without charge information from Abatix’s transfer records concerning the identity of Class Members and their transactions.

          7.          Plaintiffs’ Lead Counsel may pay from the Gross Settlement Fund, without further approval from the Defendants or the Court, the reasonable costs and expenses associated with identifying members of the Class and effecting mail Notice and Publication Notice to the Class and the current shareholders of Abatix, and the administration of the Settlement, including without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims.

ATTORNEYS’ FEES AND EXPENSES

          8.          Plaintiffs’ Lead Counsel will apply to the Court for an award from the Gross Settlement Fund of attorneys’ fees and reimbursement of expenses. Such amounts as are awarded by the Court shall be payable from the Gross Settlement Fund to Plaintiffs’ Lead Counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the settlement or any part thereof, subject to Plaintiffs’ Lead Counsel’s obligation to make appropriate refunds or repayments to the Settlement Fund plus accrued interest at the same net rate as is earned by the Gross Settlement Fund, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed. Plaintiffs’ Lead Counsel have agreed that counsel for plaintiff in the Derivative Action will share in any attorneys’ fees awarded in the Class Action.

ADMINISTRATION EXPENSES

          9.          Plaintiffs’ Lead Counsel will apply to the Court, on notice to Defendants’ Counsel, for an order (the “Class Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator, and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

          10.          The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s Recognized Claim. (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves).

          11.          The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular Plan of Allocation be approved.

          12.          Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his or her Recognized Claim compared to the total Recognized Claims of all accepted claimants. This is not a claims-made settlement. The Defendants shall not be entitled to get back any of the settlement monies once the Settlement becomes final. The Defendants shall have no involvement in reviewing or challenging claims.

ADMINISTRATION OF THE SETTLEMENT

          13.          Any member of the Class who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Fund but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Class Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

          14.          The Claims Administrator shall process the Proofs of Claim and, after entry of the Class Distribution Order, distribute the Net Settlement Fund to the Authorized Claimants. Except for their obligation to pay the Settlement Amount, and to cooperate in the production of information with respect to the identification of Class Members from Abatix’s shareholder transfer records, as provided herein, Defendants shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Net Settlement Fund. Plaintiffs’ Lead Counsel shall have the right, but not the obligation, to advise the Claims Administrator to waive what Plaintiffs’ Lead Counsel deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

          15.          For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant”, the following conditions shall apply:

                         (a)          Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the transactions claimed and the losses incurred thereon, or such other documents or proof as the Claims Administrator, in its discretion may deem acceptable;

                         (b)          All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court. Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement including the terms of the Judgment to be entered in the Class Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims. Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

                         (c)          Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation and the approved Plan of Allocation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

                         (d)          Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the Claimant in order to remedy the curable deficiencies in the Proofs of Claim submitted. The Claims Administrator shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

                         (e)          If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs’ Lead Counsel shall thereafter present the request for review to the Court; and

                         (f)          The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Defendants’ Counsel, for approval by the Court in the Class Distribution Order.

          16.          Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant’s status as a Class Member and the validity and amount of the Claimant’s claim. No discovery shall be allowed on the merits of the Class Action or Settlement in connection with processing of the Proofs of Claim.

          17.          Payment pursuant to this Stipulation shall be deemed final and conclusive against all Class Members. All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Class Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

          18.          All proceedings with respect to the administration, processing and determination of claims described by paragraph 15 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

          19.          The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after: (i) all Claims have been processed, and all Claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii)

all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefor has expired; (iii) all matters with respect to attorneys’ fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time therefor has expired; and (iv) all costs of administration have been paid.

TERMS OF ORDER FOR NOTICE AND HEARING

          20.          Concurrently with their application for preliminary Court approval of the Settlement contemplated by this Stipulation, Plaintiffs’ Lead Counsel and Defendants’ Counsel jointly shall apply to the Court for entry of an Order for Notice and Hearing, substantially in the form annexed hereto as Exhibit A.

TERMS OF ORDER AND FINAL JUDGMENT

          21.          If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the parties shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit B.

OPT-OUT TERMINATION RIGHT

          22.          The Defendants may terminate this Settlement if potential Class Members who in total tendered or exchanged in excess of five percent (5%) of the shares of Abatix common stock purchased during the Class Period exclude themselves from the Class. In the event of a termination by the Defendants, this Stipulation shall become null and void and of no further force and effect and the provisions of paragraph 25 shall apply. The parties shall request that the Order for Notice and Hearing provide that requests for exclusion must be postmarked at least twenty-eight (28) calendar days prior to the Settlement Fairness Hearing Date. Upon receiving any request(s) for exclusion pursuant to the Notice, the Claims Administrator shall promptly notify Plaintiffs’ Lead Counsel and Defendants’ Counsel of such request(s) for exclusion. If the Defendants elect to terminate this Settlement pursuant to this paragraph, written notice of such termination must be provided to Plaintiffs’ Counsel on or before seven (7) calendar days prior to the Settlement Fairness Hearing.

EFFECTIVE DATE OF SETTLEMENT. WAIVER OR TERMINATION

          23.          The “Effective Date” of Settlement shall be the date when all the following shall have occurred:

                         (a)          execution of this Stipulation by Plaintiffs’ Lead Counsel, for and on behalf of all of Plaintiffs’ Counsel in the Class Action, and by Defendants’ Counsel;

                         (b)          approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure;

                         (c)          entry by the Court of an Order and Final Judgment, substantially in the form set forth in Exhibit B annexed hereto, and the expiration of any time for appeal or review of such Order and Final Judgment, or, if any appeal is filed and not dismissed, after such Order and Final Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari, or, in the event that the Court enters an order and final judgment in a form other than that provided above (“Alternative Judgment”) and none of the parties hereto elect to terminate this Settlement, the date that such Alternative Judgment becomes final and no longer subject to appeal or review; and

                         (d)          entry of an order by the State Court in the Derivative Action dismissing the petition therein, and the expiration of any time for appeal or review of such order, or, if any appeal is filed and not dismissed, after such order is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari. (This condition may be waived by the Defendants in the Defendants’ sole discretion.)

          It is not a condition to the Effective Date that the Court make any award to Plaintiffs’ Counsel for fees, expenses and/or disbursements, or that any such award made by the Court is final. The Effective Date shall not be affected or delayed by reason of any proceedings or appeals relating to the award of Plaintiffs’ Counsel’s fees, expenses and/or disbursements.

          24.          Defendants’ Counsel or Plaintiffs’ Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days of: (a) the Court’s declining to enter the Order for Notice and Hearing in any material respect; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Order and Final Judgment in any material respect; (d) the date upon which the Order and Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court. Defendants’ Counsel shall also have the right to terminate the Settlement and this Stipulation by providing a Termination Notice to all other parties hereto within thirty (30) days of a decision by the State Court refusing to dismiss the Derivative Action.

          25.          Except as otherwise provided herein, in the event the Settlement is terminated, any portion of the Settlement Amount previously paid or caused to be paid by Defendants, together with any interest earned thereon, less any Taxes due with respect to such income, and less costs of administration and notice actually incurred and paid or payable from the Settlement Amount shall be returned immediately to the persons paying the same, and upon the return of those funds, the parties to this Stipulation shall be deemed to have reverted to their respective status in the Class Action prior to March 30, 2005 and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered.

NO ADMISSION OF WRONGDOING

          26.          This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

                         (a)          shall not be offered or received against the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants with respect to the truth of any fact alleged by any of the plaintiffs or the validity of any claim that has been or could have been asserted in the Class Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Class Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

                         (b)          shall not be offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant;

                         (c)          shall not be offered or received against the Defendants as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Defendants, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder;

                         (d)          shall not be construed against the Defendants as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

                         (e)          shall not be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or any of the Class Members that any of their claims are without merit, or that any defenses asserted by the Defendants have any merit, or that damages recoverable under the Class Action Complaint would not have exceeded the Gross Settlement Fund.

MISCELLANEOUS PROVISIONS

          27.          All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

          28.          Each Defendant contributing to the Settlement Amount warrants as to himself, herself or itself that, as to the payments made by or on behalf of him, her or it, at the time of such payment that the Defendant made or caused to be made pursuant to 4 above, he, she or it was not insolvent nor did nor will the payment required to be made by or on behalf of him, her or it render such Defendant insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof. This warranty is made by each such Defendant and not by such Defendant’s Counsel.

          29.          If a case is commenced in respect of any Defendant contributing to the Settlement Amount (or any insurer contributing funds to the Settlement Amount on behalf of any Defendant) under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Gross Settlement Fund or any portion thereof by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Gross Settlement Fund by others, then, at the election of Plaintiffs’ Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and Judgment entered in favor of the Defendants pursuant to this Stipulation, which releases and Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation prior to March 30, 2005 and any cash amounts in the Gross Settlement Fund shall be returned as provided in paragraph 25 above.

          30.          The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Settled Claims. Accordingly, Lead Plaintiffs and Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Class Action. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

          31.          This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.

          32.          The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

          33.          The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and expenses to Plaintiffs’ Counsel and enforcing the terms of this Stipulation.

          34.          The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

          35.          This Stipulation and its exhibits constitute the entire agreement among the parties hereto concerning the Settlement of the Class Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

          36.          This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

          37.          This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

          38.          The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Texas without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

          39.          This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

          40.          All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

          41.          Plaintiffs’ Lead Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Order for Notice and Hearing, the Stipulation and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the District Court of the Settlement.

DATED: May 6, 2005

MILBERG WEISS BERSHAD & SCHULMAN LLP

By:	For Security Purposes, Original Signature Removed

Lee A. Weiss
One Pennsylvania Plaza New York, New York 10119-0165 Telephone: (212) 594-5300 Facsimile: (212) 868-1229

Plaintiffs’ Lead Counsel

FULBRIGHT & JAWORSKI L.L.P.

By:	For Security Purposes, Original Signature Removed

Gerard G. Pecht
1301 McKinney, Suite 5100 Houston, Texas 77010 Telephone: (713)651-5151 Facsimile: (713) 651-5246

Counsel for Defendants

EXHIBIT A

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

x
FAMILY MEDICINE SPECIALISTS and	:
HOWARD KALNITSKY, Individually and on	:	Civil Action No. 3:04-CV-872-B (JJB)
Behalf of All Others Similarly Situated,	:
:
Plaintiffs,	:
:
vs.	:
:
ABATIX CORP., TERRY SHAVER, FRANK	:
CINATL, IV, and GARY COX,	:
:
Defendants.	:
x

PRELIMINARY ORDER FOR NOTICE AND HEARING IN CONNECTION
WITH SETTLEMENT PROCEEDINGS

          WHEREAS, on May 6, 2005, the parties to the above-entitled action (the “Action”) entered into a Stipulation and Agreement of Settlement (the “Stipulation”) which is subject to review under Rule 23 of the Federal Rules of Civil Procedure and which, together with the exhibits thereto, sets forth the terms and conditions for the proposed settlement of the claims alleged in the Complaint on the merits and with prejudice; and the Court having read and considered the Stipulation and the accompanying documents; and the parties to the Stipulation having consented to the entry of this Order; and all capitalized terms used herein having the meanings defined in the Stipulation;

          NOW, THEREFORE, IT IS HEREBY ORDERED, this________day of_____________, 2005 that:

          1.          Pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure, and for the purposes of the Settlement only, this Action is hereby certified as a class action on behalf of all persons who purchased the common stock of Abatix during the period between 5:05 p.m. Eastern Standard Time on April 14, 2004 and April 30, 2004, inclusive. Excluded from the Class are Defendants, the officers and directors of Abatix, at all relevant times, members of their immediate families and their legal representatives, heirs, successors or assigns, and any entity in which Defendants have or had a controlling interest.

          2.          The Court finds, for the purposes of the Settlement only, that the prerequisites for a class action under Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure have been satisfied in that: (a) the number of Class Members is so numerous that joinder of all members thereof is impracticable; (b) there are questions of law and fact common to the Class; (c) the claims of the named representatives are typical of the claims of the Class they seek to represent; (d) the Lead Plaintiffs will fairly and adequately represent the interests of the Class; (e) the questions of law and fact common to the members of the Class predominate over any questions affecting only individual members of the Class; and (f) a class action is superior to other available methods for the fair and efficient adjudication of the controversy.

          3.          Pursuant to Rule 23 of the Federal Rules of Civil Procedure, and for the purposes of the Settlement only, Lead Plaintiffs Family Medicine Specialists, Brian De Souza, Charalambos Kyriakides, Francisco and Elsa Fernandez, and Toan Nguyen are certified as Class Representatives.

          4.          A hearing (the “Settlement Fairness Hearing”) pursuant to Rule 23(e) of the Federal Rules of Civil Procedure is hereby scheduled to be held before the Court on ______, 2005, at___:_____ ___.m. for the following purposes:

2.

                         (a)          to finally determine whether this Action satisfies the applicable prerequisites for class action treatment under Rules 23(a) and (b) of the Federal Rules of Civil Procedure;

                         (b)          to determine whether the proposed Settlement is fair, reasonable, and adequate, and should be approved by the Court;

                         (c)          to determine whether the Order and Final Judgment as provided under the Stipulation should be entered, dismissing the Complaint filed herein, on the merits and with prejudice, and to determine whether the release by the Class of the Settled Claims, as set forth in the Stipulation, should be provided to the Released Parties;

                         (d)          to determine whether the proposed Plan of Allocation for the proceeds of the Settlement is fair and reasonable, and should be approved by the Court;

                         (e)          to consider Plaintiffs’ Counsel’s application for an award of attorneys’ fees and expenses; and

                         (f)          to rule upon such other matters as the Court may deem appropriate.

          5.            The Court reserves the right to approve the Settlement with or without modification and with or without further notice of any kind. The Court further reserves the right to enter its Order and Final Judgment approving the Stipulation and dismissing the Complaint on the merits and with prejudice regardless of whether it has approved the Plan of Allocation or awarded attorneys’ fees and expenses.

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          6.          The Court approves the form, substance and requirements of the Joint Notice of Pendency of Class Action and Derivative Action, Proposed Settlement, Motion for Attorneys’ Fees, and Settlement Fairness Hearings (the “Notice”) and the Proof of Claim form, annexed hereto as Exhibits 1 and 2 respectively.

          7.          The Court approves the appointment of Analytics, Incorporated as the Claims Administrator. The Claims Administrator shall cause the Notice and the Proof of Claim, substantially in the forms annexed hereto, to be mailed, by first class mail, postage prepaid, on or before_________, 2005, to all Class Members who can be identified with reasonable effort. The Defendants shall cause Abatix’s transfer records and shareholder information to be made available to the Claims Administrator for the purpose of identifying and giving notice to the Class. The Claims Administrator shall use reasonable efforts to give notice to nominee owners such as brokerage firms and other persons or entities who purchased Abatix common stock during the Class Period as record owners but not as beneficial owners. Such nominee purchasers are directed within, seven (7) days of their receipt of the Notice, to either forward copies of the Notice and Proof of Claim to their beneficial owners, or to provide the Claims Administrator with lists of the names and addresses of the beneficial owners, and the Claims Administrator is ordered to send the Notice and Proof of Claim promptly to such identified beneficial owners. Nominee purchasers who elect to send the Notice and Proof of Claim to their beneficial owners shall send a statement to the Claims Administrator confirming that the mailing was made as directed. Additional copies of the Notice shall be made available to any record holder requesting such for the purpose of distribution to beneficial owners, and such record holders shall be reimbursed from the Gross Settlement Fund, upon receipt by the Claims Administrator of proper documentation, for the reasonable expense of sending the Notices and Proofs of Claim to beneficial owners. Plaintiffs’ Lead Counsel shall, at or before the Settlement Fairness Hearing, file with the Court proof of mailing of the Notice and Proof of Claim.

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          8.          The Court approves the form of Publication Notice of the pendency of this class action and the related shareholder derivative action and the proposed settlement in substantially the form and content annexed hereto as Exhibit 3 and directs that Plaintiffs’ Lead Counsel shall cause the Publication Notice to be published in the national edition of The Wall Street Journal within ten days of the mailing of the Notice. Plaintiffs’ Lead Counsel shall, at or before the Settlement Fairness Hearing, file with the Court proof of publication of the Published Notice.

          9.          The form and content of the Notice, and the method set forth herein of notifying the Class of the Settlement and its terms and conditions, meet the requirements of Rule 23 of the Federal Rules of Civil Procedure, Section 21D(a)(7) of the Securities Exchange Act of 1934, 15 U.S.C. 78u-4(a)(7) as amended by the Private Securities Litigation Reform Act of 1995, and due process, constitute the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all persons and entities entitled thereto.

          10.          In order to be entitled to participate in the Net Settlement Fund, in the event the Settlement is effected in accordance with the terms and conditions set forth in the Stipulation, each Class Member shall take the following actions and be subject to the following conditions:

                         (a)          A properly executed Proof of Claim (the “Proof of Claim”), substantially in the form attached hereto as Exhibit 2, must be submitted to the Claims Administrator, at the Post Office Box indicated in the Notice, postmarked not later than________, 2005. Such deadline may be further extended by Court Order. Each Proof of Claim shall be deemed to have been submitted when postmarked (if properly addressed and mailed by first class mail,

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postage prepaid) provided such Proof of Claim is actually received prior to the motion for an order of the Court approving distribution of the Net Settlement Fund. Any Proof of Claim submitted in any other manner shall be deemed to have been submitted when it was actually received at the address designated in the Notice.

                         (b)          The Proof of Claim submitted by each Class Member must satisfy the following conditions: (i) it must be properly completed, signed and submitted in a timely manner in accordance with the provisions of the preceding subparagraph; (ii) it must be accompanied by adequate supporting documentation for the transactions reported therein, in the form of broker confirmation slips, broker account statements, an authorized statement from the broker containing the transactional information found in a broker confirmation slip, or such other documentation as is deemed adequate by Plaintiffs’ Lead Counsel; (iii) if the person executing the Proof of Claim is acting in a representative capacity, a certification of his current authority to act on behalf of the Class Member must be included in the Proof of Claim; and (iv) the Proof of Claim must be complete and contain no material deletions or modifications of any of the printed matter contained therein and must be signed under penalty of perjury.

                         (c)          As part of the Proof of Claim, each Class Member shall submit to the jurisdiction of the Court with respect to the claim submitted, and shall (subject to effectuation of the Settlement) release all Settled Claims as provided in the Stipulation.

          11.          Class Members shall be bound by all determinations and judgments in this Action, whether favorable or unfavorable, unless such persons request exclusion from the Class in a timely and proper manner, as hereinafter provided. A Class Member wishing to make such request shall mail the request in written form by first class mail postmarked no later than

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_____________, 2005 to the address designated in the Notice. Such request for exclusion shall clearly indicate the name, address and telephone number of the person seeking exclusion, that the sender requests to be excluded from the Class in Family Medicine Specialists, et al. v. Abatix Corp., et al., Civil Action No. 3:04 CV 872 B (JJB), and must be signed by such person. Such persons requesting exclusion are also directed to state: the date(s), price(s), and number(s) of shares of all purchases and sales of Abatix common stock during the Class Period. The request for exclusion shall not be effective unless it provides the required information and is made within the time stated above, or the exclusion is otherwise accepted by the Court.

          12.          Class Members requesting exclusion from the Class shall not be entitled to receive any payment out of the Net Settlement Fund as described in the Stipulation and Notice.

          13.          The Court will consider comments and/or objections to the Settlement, the Plan of Allocation, or the award of attorneys’ fees and reimbursement of expenses only if such comments or objections and any supporting papers are filed in writing with the Clerk of the Court United States District Court for the Northern District of Texas, Dallas Division 1100 Commerce St., 1452 Dallas, TX 75242, and copies of all such papers are served, on or before___________, 2005, upon each of the following: Lee A. Weiss, Esq., Milberg Weiss Bershad & Schulman LLP, One Pennsylvania Plaza, New York, NY 10119-0165, on behalf of the Lead Plaintiffs and the Class; and Gerard G. Pecht, Esq., Fulbright & Jaworski, LLP, 1301 McKinney, Suite 5100, Houston, TX 77010, on behalf of the Defendants. Attendance at the hearing is not necessary; however, persons wishing to be heard orally in opposition to the approval of the Settlement, the Plan of Allocation, and/or the request for attorneys’ fees are required to indicate in their written objection their intention to appear at the hearing. Persons who intend to object to the Settlement, the Plan of Allocation, and/or counsel’s application for an

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award of attorneys’ fees and expenses and desire to present evidence at the Settlement Fairness Hearing must include in their written objections the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the Settlement Fairness Hearing. Class Members do not need to appear at the hearing or take any other action to indicate their approval.

          14.          Pending final determination of whether the Settlement should be approved, the Lead Plaintiffs, all Class Members, and each of them, and anyone who acts or purports to act on their behalf, shall not institute, commence or prosecute any action which asserts Settled Claims against any Released Party.

          15.          As provided in the Stipulation, Plaintiffs’ Lead Counsel may pay the Claims Administrator the reasonable fees and costs associated with giving notice to the Class and the review of claims and administration of the Settlement out of the Gross Settlement Fund without further order of the Court.

          16.          If: (a) the Settlement is terminated by Defendants pursuant to paragraph 22 of the Stipulation; or (b) any specified condition to the Settlement set forth in the Stipulation is not satisfied and Plaintiffs’ Lead Counsel or Defendants’ Counsel elects to terminate the Settlement as provided in paragraph 24 of the Stipulation, then, in any such event, the Stipulation, including any amendment(s) thereof, and this Preliminary Order certifying the Class and the Class Representatives for purposes of the Settlement shall be null and void, of no further force or effect, and without prejudice to any party, and may not be introduced as evidence or referred to in any actions or proceedings by any person or entity, and each party shall be restored to his, her or its respective position as it existed prior to March 30, 2005.

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          17.          The Court retains exclusive jurisdiction over the Action to consider all further matters arising out of or connected with the Settlement.

Dated:	Dallas, Texas
______________, 2005

Honorable Jane J. Boyle
UNITED STATES DISTRICT JUDGE

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